Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125012

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED JULY 29, 2005

THE WET SEAL, INC.

$56,000,000 3.76% Secured Convertible Notes due January 14, 2012

Series B, Series C and Series D Warrants and

87,305,333 Shares of Class A Common Stock

This document supplements our prospectus dated July 29, 2005 (the “prospectus”) registering for resale our 3.76% Secured Convertible Notes due January 14, 2012 (the “Notes”), our Series B, Series C and Series D Warrants, and our Class A common stock issuable upon conversion of the Notes and our Series C convertible preferred stock and the exercise of our Series B, Series C, Series D and Series E Warrants. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement and any other prospectus supplements.

Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the prospectus. The information in the following table supplements the information under the caption “Selling Securityholders” in the prospectus.

Name	Number of January Warrants Beneficially Owned that may be Offered Hereby	Shares of Class A Common Stock Owned Before the Offering(1)(2)	Shares of Class A Common Stock Offered Hereby
Goldfarb Capital Partners LLC (3)	824,287	4,409,620	4,852,335
Mr. Eli Wachtel (4)			1,025,667
Lyle A. Berman Revocable Trust (3)		539,701	606,665
The Eli & Arlene Wachtel Charitable Fund			66,000

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual had the right to acquire within sixty (60) days of the date of the prospectus through the exercise of any stock option or other conversion or exercise right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. This column does not include the shares of Class A common stock issuable upon the conversion of the May Warrants which were not exercisable within sixty (60) days of July 25, 2005.

(2)	Notwithstanding the amounts listed in this column, pursuant to the terms of the January Securities and the May Securities, each amount is subject to the conversion limitation, set forth in the respective securities, which prohibit the exercise or conversion, as the case may be, of the securities if such action would result in the selling securityholder (together with its affiliates) having beneficial ownership of more than 9.99% of the total issued and outstanding shares of Class A common stock.

(3)	The modification to the number of shares of Class A common stock owned by each of Goldfarb Capital Partners LLC and Lyle A. Berman Revocable Trust results from a transfer of securities completed on or about June 17, 2005 by Goldfarb Capital Partners LLC to Lyle A. Berman Revocable Trust.

(4)	The modification to the number of shares of Class A common stock owned by Mr. Wachtel as identified in the prospectus results from a transfer of securities completed on or about February 9, 2006 by Mr. Wachtel to The Eli & Arlene Wachtel Charitable Fund.

INVESTING IN THE SECURITIES DESCRIBED IN THIS PROSPECTUS INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION OF THE ACCOMPANYING PROSPECTUS BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 10, 2006.